EXHIBIT 16.1

中正達會計師事務所 Centurion ZD CPA & Co. Certified Public Accountants (Practising)

Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong. 香港 紅磡 德豐街22號 海濱廣場二期 13樓1304室 Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078 Email 電郵: info@czdcpa.com

March 31, 2022

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

U.S.A.

Ladies and Gentlemen:

We have read Item 4.01 of this Form 8-K of Verde Resources, Inc. (the “Company”) dated and filed with the Securities and Exchange Commission on March 31, 2022, and are in agreement with the statements concerning our firm contained in the first, second, third and fifth paragraphs of that section. We have no basis to agree or disagree with other statements made in this Form 8-K.

Very truly yours

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.

Hong Kong, China